99.2(r)(3)

OUR CODE OF CONDUCT

The Greater Good

MARSH & McLENNAN COMPANIES

MARSH | GUY CARPENTER | MERCER | OLIVER WYMAN

Table of contents

MESSAGE FROM THE CEO	1-2
OUR VALUES AND COMMITMENTS	3-4
WE BUILD TRUST BY DOING THE RIGHT THING	5-11
We act with integrity	6
Leaders have additional responsibilities	10
WE BUILD TRUST WITH COLLEAGUES	12-18
We treat others with respect	13
We treat others as we would want to be treated	13
We provide a safe and healthy workplace	15
We respect privacy and personal information	17
WE BUILD TRUST WITH CLIENTS	19-32
We treat clients fairly	20
We are honest and professional	20
We protect client information	23
We comply with the special requirements of government clients	25
We compete ethically	27
We comply with competition laws	27
We do not bribe	29
We put clients’ interests first	32
WE BUILD TRUST IN THE COMPANY	33-55
We know our business partners	34
We comply with laws governing international trade	34
We work to prevent money laundering and financial crimes	36
We build strong relationships with our suppliers	38
We manage conflicts of interest with integrity	40
We manage business conflicts of interest with integrity	40
We are transparent about potential personal conflicts of interest	42
We use good judgment when giving or accepting gifts or entertainment	44
We do not trade on or disclose inside information	47
We safeguard Company assets and information	48
We use Company assets prudently	48
We maintain accurate business records and sound internal controls	51
We communicate honestly and professionally with investors and the public	54
WE BUILD TRUST WITH COMMUNITIES	56-60
We exercise good citizenship	57
We are environmentally responsible	57
We make an impact	58
We play by the rules	60
INDEX	61-64

 i

Dear Colleagues,

Our Code of Conduct, The Greater Good, is foundational to how we do business at Marsh & McLennan. We strive to create a culture that is respectful, collaborative and inclusive. We are committed to earning the trust of our colleagues, clients, shareholders and the communities we call home. We call this living The Greater Good.

Our colleagues are Marsh & McLennan, and we are only as strong as our weakest link. It is up to all of us to protect the reputation of trust and integrity that we and those who came before us have built over nearly 150 years.

In order to preserve and strengthen that reputation, each of us must abide by these three pillars and live The Greater Good:

1. Win with integrity.

We compete vigorously and fairly. Work that might harm the reputation of the firm is simply not worth it.

2. You are never alone.

The only mistake you can make at our company is the mistake that you make alone. When in doubt, reach out. To your manager. To Compliance. To HR. To a colleague. We are all in this together.

3. Speak up.

If something does not feel right, speak up. You are not doing a service to anyone by keeping quiet. You have a right to raise concerns and, indeed, an obligation to do so.

Marsh & McLennan exists to help clients address their greatest challenges—and seize the vast opportunities of the future. As we navigate real life situations and challenges towards that mission, I encourage you to read and refer to The Greater Good.

Dan Glaser

President and Chief Executive Officer

Marsh & McLennan Companies

The Greater Good | Message from the CEO	2

The Greater Good is foundational to how we conduct business at Marsh & McLennan. As a Company, we have committed to:

Create breakthrough impact for clients. We put our clients’ interests ahead of our own, helping them overcome challenges and realize new opportunities. We are inventive and tireless on their behalf.

Embrace innovation and the digital future. We believe that everything we do can be done better, and that we can shape our industries through innovation and thought leadership.

Be a great place to work.
We invest in the lifelong learning and success of our colleagues, promote an open, inclusive and diverse environment and give back to the communities in which we work and live.

Drive growth and create value. We deliver operational excellence and make value-based decisions to strengthen the firm.

At the core of each of these commitments is our Code of Conduct, The Greater Good. We expect every colleague to act with integrity, to raise your hand when you are unsure of what to do and to speak up when you witness conduct that may not align with the values of The Greater Good.

The Greater Good | Our values and commitments	4

We act with integrity.

Each one of us must take individual responsibility for acting with integrity at all times, even when this means making difficult choices. This is the bedrock principle of acting for the greater good.

MAKE SURE YOU

Follow all laws and regulations that apply to your work.

Ensure you take all required training to understand your responsibilities.

Understand and adhere to the letter and spirit of this Code and Company policy.

Act honestly in all your business dealings.

Speak up if you have a concern about any work-related behavior that may be a violation of the law, this Code or Company policy. Raise concerns with your managers at any level, or with Legal and Compliance, Human Resources or through the Ethics & Compliance Line.

Cooperate in internal and external audits and investigations by fully and truthfully providing information and by preserving all materials that might be relevant.

AS YOU MAKE A BUSINESS DECISION, ASK YOURSELF

Is it legal, ethical and socially responsible?

Is it consistent with the spirit of the Code and Company policy?

Is it based on a thorough understanding of the risks involved?

The Greater Good | We build trust by doing the right thing	6

AS YOU MAKE A BUSINESS DECISION, ASK YOURSELF (CONTINUED)

Will it maintain trust with clients, shareholders, regulators and colleagues?

Would it maintain our good reputation if the behavior were to become known internally or publicly?

If the answer to any of these questions is no, stop and speak up.

SPEAKING UP

You and your colleagues are certain to encounter difficult choices, and everyone makes mistakes from time to time. At Marsh & McLennan, we are dedicated to choosing our actions with care and fixing mistakes promptly. You are never alone. Do not hesitate to raise concerns or seek guidance. Your fast action helps all of us retain and build trust. The Company will act promptly to investigate allegations of violations of this Code or the law.

As an alternative to raising concerns with or seeking guidance from a manager, Legal and Compliance, or Human Resources, you may use the Ethics & Compliance Line. The Ethics & Compliance Line gives you the option of raising a concern or seeking guidance online or with a phone call. If you wish, you may remain anonymous (except in a small number of countries where the law does not allow an anonymous call).

Please go to www.EthicsComplianceLine.com for detailed instructions.

NO RETALIATION

We will not tolerate retaliation against any colleague who raises a good faith concern about a potential violation of the law, this Code or Company policy. Examples of retaliation may include termination, a reduction in pay, a negative change in job responsibilities, intimidation or any other material change in a colleague’s conditions of employment. Reporting a concern does not relieve a colleague of accountability for misconduct.

The Greater Good | We build trust by doing the right thing	7

Q: My manager recently notified me that something I was doing was in violation of the Code. I had no idea I was doing something wrong. Can I be held accountable even though I was unaware of the rule?

A: Yes, you can be held accountable. You are expected to read, understand and follow the principles in the Code and all Company policies. Whenever you encounter something in the Code or a policy that seems unclear or difficult to carry out, you must seek guidance from a manager or Legal and Compliance or Human Resources. Our reputation for integrity is our most valuable asset. To protect that asset, it is essential that you follow the principles set out in the Code and the policies.

Q: I have a problem: I believe a colleague is doing something in violation of the Code, but I'm reluctant to say anything about it to my manager because my colleague and my manager are friends. I'm also worried I will be branded an "informer" by my colleagues. What should I do?

A: You have a duty and obligation to speak up when you are aware of a violation of the Code. This may be one of the times when it would be appropriate to raise the concern with someone other than your manager. You can make a confidential call (or send a confidential email) to our Ethics & Compliance Line. Go to **www.EthicsComplianceLine.com** for instructions. You may keep your call or message anonymous if you wish (except in a small number of countries where anonymity is not permitted by law). Remember: The Company will not tolerate retaliation in any form against a colleague who speaks up in good faith.

8

ACCOUNTABILITY

This Code applies to all directors, officers, employees, contingent workers and temporary employees (“colleagues”) of the Company and its subsidiaries worldwide. We also hold our agents, subcontractors and suppliers to high standards of integrity by requiring them to comply with relevant aspects of our compliance policies. No colleague may use a third party to do something prohibited by this Code. Colleagues who violate the law, this Code or Company policy are subject to disciplinary action in accordance with local laws and internal procedure.

Marsh & McLennan will waive application of the policies in this Code only if the Company decides that it is justified by the circumstances. A waiver will be granted only under limited circumstances.

Only the Audit Committee of the Marsh & McLennan Board of Directors may approve a waiver of this Code for the Company’s directors and senior executive officers. Waivers must be properly disclosed as required under applicable laws or regulations.

IF LAWS CONFLICT

Because we operate in many countries, laws will sometimes conflict with each other or with this Code or Company policy. If you encounter such a conflict, consult with Legal before deciding how to act.

WATCH OUT FOR

We will inevitably face difficult situations in our work. Under the heading “Watch Out For,” most of the sections of this Code list temptations, pressures or “red flags.” These things to “Watch Out For” should alert you to the potential problems inherent in the choices you are facing and signal the need to speak up or seek guidance. For example, WATCH OUT FOR:

Temptations to compromise integrity for revenue.

Pressures to get things done before knowing the risks involved or what the law, this Code or Company policy require.

Excuses for sacrificing integrity, such as “our competitors do it”.

Assumptions that “someone else” will address a problem or that management already knows about it.

When you come across a red flag, speak up. Talk to a manager, Legal and Compliance, Human Resources, or submit a report through the Ethics & Compliance Line.

RELATED POLICIES AND GUIDANCE

Colleagues can visit The Greater Good website at integrity.mmc.com to find Compliance policies and materials listed under the “Policy Hub” heading.

The Greater Good | We build trust by doing the right thing	9

Leaders have additional responsibilities.

If you manage others, you must lead by example. Hold yourself to the highest standards of conduct and make those standards clear to those who report to you. Create an atmosphere that inspires open and honest communication. Take an active role in understanding the risks inherent in your colleagues’ work and give effective guidance when needed.

MAKE SURE YOU

Communicate the letter and spirit of this Code to those who report to you and to your other colleagues. Make sure that your teams understand Company policies and procedures.

Take an active role in assuring the quality of the work product of your teams and in the fairness and honesty of their communications with clients, colleagues and other business partners.

Use adherence to this Code and Company policy as a factor when you evaluate and recommend compensation for your teams.

Communicate to your teams that your door is always open for them to report a mistake, raise a concern or discuss a difficult business choice. At the same time, make it clear that they are free to report concerns through other channels as well.

Respond quickly and effectively to concerns colleagues raise.

Take prompt remedial action when mistakes or misconduct are discovered or brought to your attention.

Notify Legal and Compliance when you encounter a potential violation of the law, this Code or Company policy.

Make appropriate disclosure to clients and other business partners when mistakes occur or when conflicts of interest arise, after consulting with a manager or with Legal and Compliance.

The Greater Good | We build trust by doing the right thing	10

Q: My manager says that we should always bring our concerns directly to her and has suggested she will "make problems" for anyone who reports "over her head." Is that OK?

A: No. She is in violation of Company policy if she is trying to prevent you from using other reporting channels. While it is often best to raise an issue with your manager first, you may sometimes be unable to do so, or believe doing so is inappropriate. You are free to communicate the concern to another manager, Legal and Compliance, or Human Resources, or by using our Ethics & Compliance Line. If your manager disciplines you, assigns you unpleasant work or otherwise treats you differently because you chose to report through another channel, then she may be in violation of our anti-retaliation policy and you should report that behavior.

Q: I'm a manager. If I observe misconduct in an area not within my responsibility, should I raise a concern?

A: Yes. All Company colleagues must speak up if they have a concern about any work-related behavior that may be a violation of the law, the Code or Company policy. All colleagues, including managers, may raise concerns with their managers at any level, with Legal and Compliance, or Human Resources or through the Ethics & Compliance Line.

11

We treat others with respect.

WE TREAT OTHERS AS WE WOULD WANT TO BE TREATED

Marsh & McLennan is committed to maintaining a diverse, inclusive, equal opportunity culture that empowers all colleagues and business partners. We believe that every colleague’s unique contribution is fundamental to the overall success of the Company.

MAKE SURE YOU

Treat others respectfully and professionally, always.

Promote diversity and inclusion in hiring and other employment decisions.

Report comments, jokes, behavior or communications that may be offensive.

Do not discriminate against or harass a colleague on the basis of gender or gender identity, race, color, religion, national origin, age, disability, military service, marital status, sexual orientation, genetic predisposition or any other characteristic protected by law or Company policy.

Do not sexually harass a colleague. Sexual harassment includes sexual advances, inappropriate references to sex or gender, inappropriate touching of a sexual nature, conduct of a sexual nature or other offensive conduct or language.

Do not verbally abuse, threaten, taunt, intimidate or bully a colleague.

WATCH OUT FOR

Comments, jokes or materials, including emails, that others might find offensive.

RELATED POLICIES AND GUIDANCE

Diversity at Marsh & McLennan

The Greater Good | We build trust with colleagues	13

Q: One of my coworkers sends emails containing sex jokes and comments that make fun of certain nationalities. They make me uncomfortable, but no one else has spoken up about them. What should I do?

A: You should speak up immediately to a manager or to Human Resources, as sending such jokes may violate Company standards on harassment and discrimination and our policies about the use of Company systems. By doing nothing, you could be condoning discrimination or tolerating beliefs that can seriously erode the team environment we have all worked hard to create.

Q: While on a business trip, a colleague repeatedly asked me out for drinks and commented several times on my appearance in a way that disturbed me. Is this an issue, since we weren't in the office when it happened?

A: This type of conduct is not tolerated in any work-related situation, including business trips. You should report the problem to Human Resources or a manager. Also, if you feel comfortable doing so, you could tell your colleague you find his or her actions inappropriate and unwelcome.

The Greater Good | We build trust with colleagues

14

We provide a safe and healthy workplace.

Marsh & McLennan is committed to providing a safe and healthy workplace for colleagues and visitors to our facilities. Each of us is responsible for acting in a way that protects ourselves and others.

MAKE SURE YOU

Observe the safety, security and health rules and practices that apply to your role.

Do not touch anyone in a violent or unwelcome manner in the workplace or while conducting Company business.

Never sell, possess or use illegal drugs in the workplace or while conducting Company business.

Do not come to work or conduct Company business while intoxicated or under the influence of illegal drugs.

Immediately address and report risks to safety and security and any workplace accident or injury to a member of management, Human Resources or Global Security.

WATCH OUT FOR

Unsafe practices or work conditions, such as using handheld devices while driving.

Lax enforcement of security standards, such as facility entry procedures and password protocols.

RELATED POLICIES AND GUIDANCE

Workplace Violence Prevention Policy

Global Security at Marsh & McLennan

The Greater Good | We build trust with colleagues	15

Q: I think a colleague who works near me has been coming to work drunk. What should I do?

A: This may be a performance or a safety issue, and could impact the reputation of the organization. The best thing that you can do for everyone, including your coworker, is to report your concern to your manager or to Human Resources.

Q: I saw two colleagues in another area having an argument, and one threatened the other with violence. A friend of mine from that area says that's just how they deal with each other on that team. I'm uncomfortable speaking up, but the emotions seemed pretty real to me. Should I report the threat or not?

A: Report the threat immediately to your manager or to Human Resources. When safety is at issue, err on the side of caution.

The Greater Good | We build trust with colleagues

16

We respect privacy and protect personal and confidential information.

Colleagues place their trust in each other. We safeguard our colleagues’ personal and confidential information. This includes information we collect and process for Human Resources, recruiting, compensating, training, managing individual performance, administering benefits and providing occupational health and safety.

MAKE SURE YOU

Understand and adhere to the law and Company policy on the use, protection and retention of information about colleagues.

Learn about the types of information given heightened protection by the law and Company policy (such as personal information, including personal identification numbers, bank account numbers and health data) and protect them through appropriate means (such as encryption or other types of access restrictions).

Consult Legal and Compliance or Human Resources if a law enforcement or regulatory authority or any other person outside the Company requests colleague information.

Immediately report any loss or inadvertent disclosure of colleague information to your local IT Help Desk, or to Legal and Compliance.

WATCH OUT FOR

Unintentional exposure of confidential colleague information in public settings, such as during phone calls or while working on your laptop.

RELATED POLICIES AND GUIDANCE

Handling Information Appropriately Policy

The Greater Good | We build trust with colleagues	17

Q: My best friend happens to work in the Company's payroll department and has access to colleagues' personal information. I'm planning a party and would like to send invitations to the homes of several coworkers. Can I ask her to get me their addresses?

A: No. This is a violation of privacy and could result in disciplinary action for both you and your friend. You should look up the addresses on the internet or ask the coworkers directly.

The Greater Good | We build trust with colleagues

18

We treat clients fairly.

WE ARE HONEST AND PROFESSIONAL

We treat clients fairly. We work to understand and meet our clients’ business needs, while always remaining true to our own ethical standards. We tell the truth about our services, capabilities and compensation. We do not make promises we cannot keep. In short, we treat our clients as we would want to be treated.

MAKE SURE YOU

Treat each client fairly and honestly.

Document the terms of client relationships and engagements according to your business procedures.

Develop and deliver products and services according to your business procedures, including appropriate reviews to ensure high quality.

Promptly raise any concern about a potential error, omission, missed deadline or defect in quality with a manager or Legal.

Report actual or potential legal claims, lawsuits and errors and omissions to Legal by using your “Report to Counsel” form.

Promptly raise any potential conflict of interest between clients, or between a client and the Company, with a manager or with Legal and Compliance.

Comply with all licensing and other legal requirements that apply to your work.

Never follow a client’s request to do something unethical or unlawful. If you are uncertain of the right course, consult a manager or Legal and Compliance.

RELATED POLICIES AND GUIDANCE

Resolving Conflicts of Interest Policy

Giving and Receiving: Gifts, Entertainment and Contributions Policy

The Greater Good | We build trust with clients	20

WATCH OUT FOR

Any request by an employee of a client for an arrangement that personally benefits the employee rather than the client itself.

Any client’s request for an arrangement that is not clearly legal or that could harm the Company’s reputation.

Pressures from colleagues or managers to cut corners on quality or delivery standards.

Temptations to tell clients what you think they want to hear rather than the truth. If a situation is unclear, present a fair and accurate picture to the client as a basis for decision.

Any request by a client or third party to share our revenues if doing so would violate local licensing or other laws or regulations.

Comments or behavior from clients that may be considered offensive or disrespectful to others.

The Greater Good | We build trust with clients	21

Q: One of my clients is asking me to go way outside the scope of our engagement agreement. They're a very important client, and I want to keep them happy. What should I do?

A: Significant changes in the scope of work should be documented and approved by the client. Of course, if the requests are for something illegal or inappropriate, you must not help, even if it "keeps them happy."

Q: I'm on a tight deadline preparing a report for a client. The report includes some information we collected. I've reviewed most of it, and it seems fine. Can I just assume the rest of it is OK so I have a chance of meeting the deadline?

A: Your reputation and ours are tied to everything we deliver to clients. When you inform them that the information you're providing is accurate, you must be certain that it is. Failing to do so could lead to harm for both you and the Company.

Q: I've discovered that I made an error in billing my time to a client. It's a minor error, given the scope of the project, and it will make us look bad if I point it out. Can I just adjust future billings accordingly?

A: You should notify the Finance Department and the client and agree how to correct the error. This is the right thing to do, complies with Company policies and may in fact build trust because of our honesty.

The Greater Good | We build trust with clients

22

We protect client information.

Clients place their trust in us. In the course of developing a client’s business or providing services to our clients, we are routinely provided with confidential, personal, proprietary, non-public or trade secret information. When this occurs, we securely maintain and safeguard this information, so that it is not improperly used or disclosed.

MAKE SURE YOU

Understand and adhere to the law, Company policy and client agreements on the use, protection and retention of information from or about clients.

Learn about the types of information given heightened protection by the law and Company policy, such as personal information (including social security numbers, bank account numbers and health data), and protect them through appropriate means such as encryption or other types of access restrictions.

Use and disclose client information only for legitimate business purposes in accordance with the client contract and the Company’s Handling Information Appropriately policy.

Immediately consult Legal and Compliance if a law enforcement or regulatory authority or any other person outside the Company requests client information or documents.

Only share client information within the Company if you have made sure it is permissible and will be appropriately protected.

Follow our Handling Information Appropriately policy to protect client information, Company information, and equipment (laptops, phones, tablets, etc.).

Protect your passwords and secure portable devices while travelling.

Immediately report all incidents involving the suspected or actual loss, theft, unauthorized disclosure or inappropriate use of client information to your local IT help desk or to Legal and Compliance.

WATCH OUT FOR

Requests by clients for information about other clients.

Unintentional exposure of client information in public settings, such as on phone calls or while working on your laptop.

RELATED POLICIES AND GUIDANCE

Handling Information Appropriately Policy

The Greater Good | We build trust with clients	23

Q: I walked past a coworker's desk this morning. She was in a meeting in the conference room, but highly confidential information about one of her clients was open on her desk. This isn't the first time she's done that. What should I do?

A: You should talk to her or your manager about it. Safeguarding confidential information is everybody's responsibility.

Q: My client has asked me for information about one of her competitors, who happens to be another client of the Company. What should I tell her?

A: You must politely but firmly say we cannot discuss anything about one client with another client. Beware of the temptation to discuss things you believe are widely known. Put yourself in the shoes of the Company's other client and ask yourself whether it would build trust with that client if he or she became aware you had been discussing the client's business with a competitor.

The Greater Good | We build trust with clients

24

We comply with the special requirements of government clients.

The Company is committed to meeting the many special legal, regulatory and contractual requirements that apply to government-related work around the world. These requirements may apply to bidding, invoicing, employment practices, contract performance, gifts and entertainment and other matters. The Company may also be obligated to impose these requirements on any agents or subcontractors we bring in to help with the work. Legal and Compliance can help you understand these rules and establish processes to assure they are followed.

MAKE SURE YOU

Determine in every case whether the client you are working with is owned or controlled by a government.

Follow all laws, regulations, contractual provisions and other rules applicable to the business relationship between the Company and each government client you work with.

Understand the rules about gifts, entertainment, travel and lodging of each government client you work with, as they may differ from other clients’.

Clearly communicate any special requirements of government clients to all colleagues, agents, subcontractors and other business partners involved in the work.

Understand and adhere to Company policies and guidance in this area, including Giving and Receiving: Gifts, Entertainment and Contributions and Working with Third Party Providers, Governments and Vendors.

WATCH OUT FOR

Businesses such as transportation providers, energy companies, financial institutions, telecommunications providers and others which may be owned or controlled by a government, in whole or in part, and subject to special rules.

Laws, regulations or rules governing the Company’s relationship with a government client, which sometimes are not readily accessible. Whenever possible, ask the government client to inform you of requirements of this kind.

The temptation to provide otherwise reasonable entertainment to a government client – such as a business meal – before learning that client’s rules on entertainment. Some government clients have rules that prohibit or limit all entertainment.

RELATED POLICIES AND GUIDANCE

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with clients	25

Q: I'm in a meeting with government clients, which is running longer than planned, and they've missed their flight back home. There are no more flights for a number of hours. Can I buy them dinner since we're still working in the Company's offices?

A: When dealing with government clients, you must become familiar with all special rules relating to our service for those clients. This includes any special rules the client may have, or the law may require, about providing meals or other gifts, entertainment or hospitality. If you find yourself in a situation like the one in the question and you don't know what the rules are, ask the client directly whether providing the meal is permissible. In any event, use good judgment, and if you choose to provide a modest meal, report it promptly afterward to Compliance in accordance with our ***Giving and Receiving: Gifts, Entertainment and Contributions Policy***.

Q: An acquaintance at a competitor just phoned me to ask that I meet him for drinks to discuss "opportunities to support each other." Is it OK for me to go if I go just to listen?

A: Before agreeing to meet, you should talk to Legal and Compliance, who can give you guidance on the subject areas that would be prohibited under competition laws. While competitors generally cooperate in ways that are legal, you need to be aware of the possibility the competitor will direct the conversation into areas that are not permissible.

Q: I used to work for a competitor. My team members have asked me to brief them on my former company's proposal strategies. Is this OK?

A: If the proposal strategies are not a matter of public record, you may be improperly divulging the competitor's confidential proprietary information. In order to understand the boundaries between what you can and cannot talk about, contact Legal and Compliance to discuss the matter.

The Greater Good | We build trust with clients

26

We compete ethically.

WE COMPLY WITH COMPETITION LAWS

Marsh & McLennan is committed to competing vigorously and fairly for business by providing superior products and services — not by engaging in improper or anti-competitive practices. We comply with all laws related to competition, antitrust and obtaining competitive information in the countries in which we do business.

MAKE SURE YOU

Do not engage in anti-competitive behavior, particularly including:

Collusion — when companies secretly communicate or agree on how they will compete. This may include agreements or exchanges of information on pricing, terms, wages or allocations of clients or market segments.

Bid-rigging — when competitors manipulate bidding to undermine fair competition. This may include comparing bids, agreeing not to bid or knowingly submitting noncompetitive bids.

Tying — when a company with significant market power forces customers to buy products or services they do not want in order to receive those that they do want.

“No Poach” Agreements — when competitors agree not to pursue each other’s employees.

Also refrain from:

Discussing or agreeing with competitors on inappropriate matters, including fee and commission levels, strategic plans and how we win business.

RELATED POLICIES AND GUIDANCE

Competing Ethically Policy

Resolving Conflicts of Interest Policy

The Greater Good | We build trust with clients	27

MAKE SURE YOU (CONTINUED)

Also refrain from:

Obtaining competitively sensitive information from a competitor.

Coordinating employee compensation with a competitor.

Sharing the Company’s competitively sensitive information with a competitor.

Sharing competitively sensitive information of clients or third parties with their competitors.

Inappropriately coordinating or discouraging bidding among insurance and reinsurance markets for a client’s business.

Facilitating collusion among companies competing for a client’s business.

WATCH OUT FOR

Formal or informal agreements with competitors about whether and how we compete for clients (e.g., an understanding not to pursue each other’s clients).

Collecting data from inappropriate sources (such as competitors, new hires or candidates for employment). This can be, or appear to be, an improper exchange of competitively sensitive information.

Participation in a trade, industry or professional group that becomes a forum for reaching unlawful agreements or improperly exchanging competitively sensitive information.

The Greater Good | We build trust with clients	28

We do not bribe.

Improper influence may take many forms. Cash, gifts, meals, travel, entertainment, loans, charitable contributions, political contributions or offers of employment may all be used inappropriately in attempts to influence business decisions or government action. Regardless of the form, we do not bribe or use any other means to improperly influence the decisions of clients, potential clients or government employees. We do not offer or provide bribes directly or through a third party. We do not bribe even where it might be a generally accepted practice, when competitors do so or for any other reason.

MAKE SURE YOU

Do not give or offer anything of value to a client, prospective client or government employee unless it is legal, reasonable and free of any intent or understanding that it will influence a business decision or government action.

Follow our rigorous due diligence processes when engaging agents who represent us or third parties who introduce clients to us, and oversee their activity for the duration of any agreement.

Raise a concern if you know or suspect that a colleague, third party or other agent of the Company may be attempting to improperly influence a decision of a client, potential client or government employee.

Never record, or allow a colleague to record, a transaction in a way that disguises its true nature, such as booking the cost of entertaining a client as a “consulting fee” or a “training expense.” Carefully review the accuracy of the expense reports you approve.

WATCH OUT FOR

Requests for payments to a country or a party unrelated to a transaction, or for payments in cash.

Third parties or agents who are deemed valuable for their personal ties rather than for their services, or who request compensation out of proportion to the value of their services.

Requests to engage third parties or agents without a written contract, or without completing the documentation required by the Company’s due diligence process.

Requests from colleagues not to record agreements or payments.

Client requirements to engage specific third parties.

RELATED POLICIES AND GUIDANCE

Giving and Receiving: Gifts, Entertainment and Contributions Policy Working with

Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with clients	29

WATCH OUT FOR (CONTINUED)

Client requests for favors, such as job interviews or internships for family members.

Entertainment or meals that could be seen as lavish or inappropriate.

The appearance of impropriety, especially when dealing with government employees.

The Greater Good | We build trust with clients	30

Q: We are considering the use of a prominent businessman as a consultant to help us open a new market for our services in a particular country. The agent is asking for a budget of a few thousand Euros to ensure that all the proper officials think highly of us. He says this is the way business is done in his country. Should I agree?

A: No. It is clear the agent intends to make improper payments that violate the Code and our ***Giving and Receiving: Gifts, Entertainment and Contributions Policy*** – and, probably, the law. You cannot allow this to occur, and you cannot turn a blind eye simply because the improper acts would be done by an agent rather than by you or a Company colleague.

Q: I sent a visa application to an embassy. It has been there for a long time and I now need to travel to that country. I have been told that the embassy may expedite my application if I pay one of its employees a modest amount. Can I go ahead with such payment?

A: No. The payment is to an individual not to the embassy. This is a "facilitating" payment, which is not acceptable under the Code and illegal in almost all of the countries in which we operate. However, if there is an expediting fee that is a standard way the embassy operates, and the fee goes to the embassy, not to an individual employee, it might be acceptable to pay – check with Legal and Compliance.

Q: I have a client in another country whose insurance manager is about to come to my city for three days of business meetings with me and the insurance companies who underwrite the client's coverages. The manager has asked me to arrange for our Company to organize and pay for a day of sightseeing for him during his trip. Is this something I should discuss with Legal and Compliance?

A: Yes. Striking the right balance between business meetings and entertainment often requires a careful understanding of the anticorruption laws applicable to our Company. Legal and Compliance can assist you in understanding what the limits are so you can plan a client visit that will both enhance the client relationship and comply with the law.

The Greater Good | We build trust with clients

31

We put clients’ interests first.

We are often called upon to help clients choose between business partners. Some of our most important services involve helping our clients choose (re)insurance markets and investment service providers for pension and benefit plan assets. Within the bounds of applicable law, regulation and Company policy, we always put our clients’ interests first when helping them choose business partners of any kind.

MAKE SURE YOU

Help clients choose business partners based on the quality of their products and services and the competitiveness of their prices and other terms and conditions.

Help clients choose business partners who are well qualified and financially responsible and avoid business partners who have engaged in unlawful or unethical conduct, or who could damage client reputations.

Disclose to your manager any actual or potential conflict of interest, or any personal relationship with a prospective business partner if you are involved in choosing the business partner.

Avoid any gift, entertainment or favor from a business partner or potential business partner which might create the appearance of personal benefit to you from the choice of business partner.

WATCH OUT FOR

Any relationship between the Company and a business partner, or between a colleague and a business partner, that could be perceived as a conflict of interest. If any such relationship exists, discuss it with a manager or Legal and Compliance.

RELATED POLICIES AND GUIDANCE

Resolving Conflicts of Interest Policy

Business procedures for compensation disclosure

The Greater Good | We build trust with clients	32

We know our business partners.

WE COMPLY WITH LAWS GOVERNING INTERNATIONAL TRADE

Marsh & McLennan is committed to compliance with trade sanctions, anti-terrorist financing, export controls, anti-human trafficking and anti-boycott laws. These laws designate countries, companies and persons with which we may not do business. Be aware of the possibility that a client, prospect or other business partner could be located in a sanctioned country or could itself be a sanctioned entity.

MAKE SURE YOU

Enter all required information into the systems provided by your business for onboarding and managing clients, suppliers and third parties before you begin work on a new matter or engage a new business partner. These systems screen business partners and protect the Company from violating trade sanctions laws.

Do not engage in “facilitation” — for example, helping someone else do an act you are not permitted to do yourself. If you are not legally allowed to perform an action yourself, you are also prohibited from helping someone else perform the action.

Seek advice from Legal and Compliance when you find any conflict between the sanctions laws of different countries.

WATCH OUT FOR

Third parties acting on behalf of sanctioned countries, companies or persons.

Any money or other assets in our Company’s possession in which a sanctioned country, company or person may have an interest.

RELATED POLICIES AND GUIDANCE

Understanding Trade Sanctions and Anti-Money Laundering Policy

The Greater Good | We build trust in the Company	34

Q: We have a large potential deal with a new client in the energy industry. The client is based in a country that has a reputation for supporting terrorism, and I have been told to wait to sign the contract until we have conducted due diligence. This doesn't seem to be very business friendly. What should I do?

A: It is an essential part of your job to identify and manage the risks associated with the transactions you do. While it may take more time, in the long run, conducting due diligence in situations like this one is the right way to protect the Company.

The Greater Good | We build trust in the Company

35

We work to prevent money laundering and financial crimes.

Marsh & McLennan is committed to compliance with anti-money laundering laws. Money laundering is conduct designed to conceal the origin or nature of the proceeds of criminal activity. You must follow the anti-money laundering procedures of your business, including know-your-client procedures, and restrictions on forms of payment. Learn about and keep alert for possible money laundering “red flags.” If a red flag should appear in the course of a transaction, before you go further, speak with your manager or Legal and Compliance.

MAKE SURE YOU

Follow your business’s know-your-client business procedures.

If you are involved with receiving or handling funds, you must follow your business procedures relating to acceptable forms of payment. Some forms of payment, such as cash or third party checks, present heightened money laundering risks.

Follow applicable laws on filing suspicious activity reports by notifying Legal and Compliance about activity that could be a sign of money laundering.

Never tell or “tip off” a client about money laundering suspicions you may have. In some countries, “tipping off” is a criminal offense.

WATCH OUT FOR

A client or prospect who:

Has been the subject of financial crime or money laundering allegations;

Has an ownership structure which obscures its true owners;

Refuses to properly document a transaction or relationship; or

Makes or requests payment in cash, to or from a third party or to or from a country not related to the transaction.

Also look for:

Transactions that seem to lack a business purpose or consistency with a party’s business strategy.

Duplicate payments or overpayments that are not easily explained as simple mistakes.

RELATED POLICIES AND GUIDANCE

Understanding Trade Sanctions and Anti-Money Laundering Policy

The Greater Good | We build trust in the Company	36

Q: One of my clients made a large up-front payment for work. After doing a small fraction of the work, the client cancelled the project and requested the refund be paid to a third party. Could this be related to money laundering? What should I do?

A: Over-payments and payments to third parties may be signs of money laundering. Money laundering involves a series of transactions designed to obscure the source of funds. This arrangement could be designed to have the Company pay a third party the client does not wish to pay directly. Contact Legal and Compliance before proceeding with the transaction.

The Greater Good | We build trust in the Company

37

We build strong relationships with our suppliers.

Engaging suppliers and subcontractors for the Company who provide superior service on reasonable terms is important to our success.

MAKE SURE YOU

Choose suppliers, third party providers and contractors based on the quality of their products and services and the competitiveness of their prices and other terms and conditions.

Choose suppliers and third party providers who are well-qualified and financially responsible, and avoid suppliers who have engaged in unlawful or unethical conduct, who do not meet our data protection standards or who could damage our reputation.

Disclose to your manager any actual or potential conflict of interest, or any personal relationship with a prospective supplier if you are involved in choosing the supplier.

Avoid any gift, entertainment or other favor from a supplier or potential supplier that might create the appearance of improper influence or a personal benefit to you from the choice of supplier.

Encourage suppliers from diverse backgrounds to compete for our business.

WATCH OUT FOR

Any relationship or dealings between you and a supplier that could be perceived as a conflict of interest.

Pressures to choose a supplier that does not offer competitive products, services, prices or terms only because it is also a client or prospective client of the Company.

Supplier practices that could jeopardize our reputation, such as violations of human rights, environmental regulations or data protection regulations.

RELATED POLICIES AND GUIDANCE

Working with Third Party Providers, Governments and Vendors Policy

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Resolving Conflicts of Interest Policy

Vendor Management Program

The Greater Good | We build trust in the Company	38

Q: My college roommate was just promoted to vice president at one of our suppliers, and he's offered to fly me to Monte Carlo for a weekend at his company's expense to "catch up" and maybe talk about the relationship between our companies. May I accept?

A: No. The lavish nature of the entertainment at a minimum creates the appearance of a personal benefit to you, which could be perceived as biasing your judgment in favor of the supplier. Any benefit that creates the appearance of influence violates our ***Giving and Receiving: Gifts, Entertainment and Contributions Policy***.

The Greater Good | We build trust in the Company

39

We manage conflicts of interest with integrity.

WE MANAGE BUSINESS CONFLICTS OF INTEREST WITH FAIRNESS AND INTEGRITY

Given our broad client base and diverse business offerings, we will face situations where the interests of one client may conflict with the interests of another, or even with the interests of the Company itself. We will identify such situations promptly, resolve them with integrity and treat our clients fairly.

MAKE SURE YOU

Follow your business’s screening procedures by properly entering account opening and new opportunity information into your client management system. Update the information as required.

Identify potential business conflicts of interest promptly.

Work with Legal and Compliance to determine an appropriate course of action to manage the conflict. Potential resolutions for a conflict are:

Disclosing the relationships to the relevant parties;

Obtaining consent from the party at risk;

Establishing information barriers (ethical walls); or

Declining the engagement.

WATCH OUT FOR

Situations where a revenue opportunity for the Company is not in the best interests of a client.

Situations where one client is in litigation with another client.

Services that could involve one business investigating, offering an opinion on or questioning the work of a sister company.

RELATED POLICIES AND GUIDANCE

Resolving Conflicts of Interest Policy

The Greater Good | We build trust in the Company	40

Q: We've been hired to evaluate part of a client's operations that employs a Marsh & McLennan sister company as a key service provider. Our analysis may need to include an assessment of the work performed by our sister company. What should we do?

A: This is a significant conflict of interest. Work with Compliance and those in charge of the client relationship in both businesses to make sure you handle this professionally. At a minimum, you will need to inform the client about the fact that your company and the sister company are both affiliated with Marsh & McLennan.

The Greater Good | We build trust in the Company

41

We are transparent about potential personal conflicts of interest.

Each of us owes a duty of loyalty to the Company and its shareholders. We must avoid or disclose conflicts of interest between the Company and ourselves. We may only accept a directorship or other position with a for-profit or non-profit business or organization outside the Company if it would not impair our ability to fulfill our duties to Marsh & McLennan.

MAKE SURE YOU

Avoid conflicts of interest whenever possible and, if you find yourself facing a potential conflict of interest, disclose it to your manager and Legal and Compliance.

Do not do any outside work or accept any outside employment, leadership or directorship positions that could harm the Company, such as:

Work for a competitor;

Outside work that would interfere with your work for the Company; or

Outside work that could embarrass the Company or give the appearance of a conflict.

Also make sure you:

Do not pursue business opportunities for yourself that would be appropriate opportunities for the Company.

Avoid any investments that are material to you (or greater than 1% of such company’s publicly traded securities) in any company that competes or does business with our Company without prior written approval of your manager.

WATCH OUT FOR

Common conflicts of interest, such as:

Proposing a close friend or relative as a supplier or contractor without disclosing the relationship;

Proposing a company in which you have a financial interest as a supplier or contractor without disclosing the relationship;

Doing work in your personal capacity for a supplier or client;

Allowing a supplier or contractor to do work for you in your personal capacity, whether paid or unpaid;

Receiving gifts, entertainment or other favors from a supplier or contractor that could create the appearance of improper influence.

RELATED POLICIES AND GUIDANCE

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Working with Third Party Providers, Governments and Vendors Policy

Resolving Conflicts of Interest policy

The Greater Good | We build trust in the Company	42

Q: My wife runs a training consulting firm. Can she submit a proposal to become a vendor of Marsh & McLennan?

A: She is welcome to submit a proposal. To be sure to avoid any conflict of interest, you should disclose this relationship to your manager, refer the request to Procurement and refrain from participating in this matter. The most important action with any potential conflict of interest is to disclose it so it can be properly managed.

The Greater Good | We build trust in the Company

43

We use good judgment when giving or accepting gifts or entertainment.

In the right circumstances, a modest gift may be a thoughtful “thank you,” or a meal may be an appropriate setting for a business discussion that strengthens a client relationship. When not used with care, however, gifts and entertainment may create the appearance of improper influence, violate client standards and may even violate the law.

MAKE SURE YOU

Do not give or accept any gift or entertainment unless it is legal, reasonable and free of any intent, understanding or appearance that it will improperly influence a business decision.

Give or accept gifts valued below your business unit’s limits.

Avoid entertainment in venues involving adult entertainment even if you are not officially doing Company business.

Do not give or offer any gift or entertainment to a government employee without consulting the Giving and Receiving: Gifts, Entertainment and Contributions Policy.

Seek guidance from Legal and Compliance if you are in doubt concerning any aspect of the Giving and Receiving: Gifts, Entertainment and Contributions Policy, such as not being sure whether you are dealing with a government employee, or not being sure whether a gift or entertainment is legal or reasonable.

WATCH OUT FOR

Situations that could embarrass you or the Company.

Client rules or standards that are stricter than normal for their industry.

Clients that appear to be privately held but are actually considered government entities, such as certain national airlines, banks, insurers and energy companies.

Gifts, entertainment or other favors that may be reasonable for a privately owned client but not for a government client.

RELATED POLICIES AND GUIDANCE

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust in the Company	44

Q: A supplier invited me to a charitable golf tournament and my Compliance Officer approved my attendance. At the tournament, I won a set of clubs valued at $2,000 in a door-prize raffle. Is it OK to accept them?

A: Not necessarily. A prize received in a contest or a raffle is a gift. A $2,000 gift is likely extravagant and accepting it would almost certainly violate our ***Giving and Receiving: Gifts, Entertainment and Contributions Policy***.

Q: I've developed a close relationship with one of my clients. At holiday time, I'd like to send him a gift basket including a few bottles of good wine. Is this OK?

A: Maybe. First, check your client's Code of Conduct. Many of our clients prohibit employees from receiving gifts of value. If it passes the client's test, review our ***Giving and Receiving: Gifts, Entertainment and Contributions Policy*** as well as your business policy. Generally, any gift you give must be less than your business's policy threshold, not cash or cash equivalent, legal, reasonable under the circumstances, free of any intention to improperly influence business decisions and unlikely to create the appearance of influence. If you are in doubt on any of these factors, consult Legal and Compliance.

The Greater Good | We build trust in the Company

45

Q: I am aware of a significant new development in our business that I think is going to send the value of the Company's stock skyward. I know that I can't buy stock with this information, but I can recommend that my friend invest in our Company, right?

A: No. You cannot trade in Company stock with this information, as it is "material nonpublic information." Trading in Company stock while in possession of this type of information is insider trading and against Company policy and the law. However, you are also forbidden by Company policy and the law from making any recommendations to others to buy or sell Company stock based on this type of information, even if you do not share that information when making the recommendation. Doing so would be considered "tipping" and could subject both you and your friend to civil and criminal penalties.

Q: I have discovered through my work with the Company that one of our clients is planning a partnership with a small, publicly traded company. It seems like a great time to invest in the smaller firm, and they're not one of our clients. May I do so?

A: No. You are in possession of "material nonpublic information" and must not trade on it. If and when the information about the partnership becomes public, you may make the purchase, but not before.

The Greater Good | We build trust in the Company

46

We do not trade on or disclose inside information.

We are committed to keeping information related to our Company and our clients confidential. Each of us is prohibited from trading securities or from “tipping” others to trade securities of Marsh & McLennan or other companies while in possession of material information before it becomes available to ordinary investors. Material information is the kind of information a reasonable investor would consider in deciding whether to buy or sell a security. Material information could relate to the Company, a client or a supplier, and could include: news about financial performance; strategic plans; business initiatives; mergers or acquisitions; litigation; significant cybersecurity breaches or plans by Marsh & McLennan to repurchase shares or change its dividend policy.

MAKE SURE YOU

Do not buy or sell securities of Marsh & McLennan or any other company when you have material nonpublic information about Marsh & McLennan or that company.

Do not communicate material nonpublic information to any other person.

Do not engage in short sales or derivative transactions related to Marsh & McLennan securities.

Do not trade during “blackout periods” if you have been notified you are subject to such trading restrictions. Contact Legal if you have any questions about whether trading is appropriate.

WATCH OUT FOR

Requests by friends or family for information about Marsh & McLennan, our clients or any other company with which we do business. Even casual conversations could be viewed as illegal “tipping” of inside information.

RELATED POLICIES AND GUIDANCE:

Trading Securities Policy

The Greater Good | We build trust in the Company	47

We safeguard company technology and information.

We are entrusted with Company technology and information and are personally responsible for protecting them and using them with care. Company technology includes facilities, equipment and information systems; Company information includes intellectual property, personal information and confidential information, in electronic or paper format.

MAKE SURE YOU

Use and disclose Company information only for legitimate business purposes.

Properly label Company information to indicate how it should be handled, distributed and, when appropriate, discarded.

Protect intellectual property and confidential Company information by sharing it only with authorized parties.

Store or communicate Company information only in or through approved Company technology systems.

Make only occasional personal use of Company technology.

Do not use Company technology systems to create, store or send content others might find offensive.

Respect the copyrights, trademarks and license agreements of others when dealing with printed or electronic materials, software or other media content.

Avoid any use of Company technology that could harm those assets or cause loss to the Company.

RELATED POLICIES AND GUIDANCE

Handling Information Appropriately Policy

The Greater Good | We build trust in the Company	48

WATCH OUT FOR

Sharing of passwords.

Devices left unsecured when not in use.

Downloading from the internet or uploading from a USB drive any files that could introduce viruses to or otherwise harm our technology.

Use of unapproved software or applications.

Discussions of confidential information within earshot of unauthorized persons.

Transmissions of confidential, restricted or sensitive information to unattended fax machines or printers.

The Greater Good | We build trust in the Company	49

Q: I was attending a meeting with several other Company employees at a hotel. At lunchtime, they all left their laptops in the conference room. I was nervous about it, but I did the same. Was this all right?

A: No. The laptops and the information in them are Company assets. The laptops must be protected from loss or theft and the information must be protected from unauthorized disclosure. You and your colleagues should have taken additional steps to protect the laptops, such as locking the conference room or bringing your laptops with you to lunch. This will be a recurring issue when you are out of the office on business. Avoid leaving laptops and other portable equipment in plain sight in unoccupied cars or hotel rooms. If feasible, use a locked compartment in the car or the safe in the hotel room when you cannot bring your laptop with you.

Q: I received a phone call from a person claiming to be a representative of one of our business partners. He asked if I could send him some files for a project I'm working on. What should I do?

A: You should confirm that the person requesting the information is who he says he is and that he is authorized under our contract to receive the information. If you are able to confirm this, make sure that each page of the document is clearly marked with the proper classification and that the file is transmitted securely in accordance with its classification.

The Greater Good | We build trust in the Company

50

We maintain accurate business records and sound internal controls.

As a publicly traded company, Marsh & McLennan depends on complete and accurate business records to fulfill its responsibilities to shareholders, clients, suppliers, regulators and others. We create business records—including travel and entertainment records, emails, memos, presentations, reports and accounting records—that are complete, fair and accurate, and maintain them in accordance with our system of internal controls.

MAKE SURE YOU

Create accounting and business records that accurately reflect the truth of the underlying event or transaction.

Record transactions as prescribed by policies and procedures.

Write carefully and clearly in all your business communications, including emails.

Write with the understanding that some day they may become public documents.

Sign only documents – including contracts – you have reviewed, are authorized to sign and believe are accurate and truthful.

Retain, protect and dispose of records according to our Handling Information Appropriately Policy. Records subject to legal hold notices, document preservation requests or regulatory requirements may be subject to additional protections.

Understand and comply with legal hold notices and other document preservation requests.

WATCH OUT FOR

Estimates or assumptions that are reported as facts. If you include estimates or assumptions in business records, ensure that such estimates or assumptions are properly supported by appropriate documentation.

Exaggeration, derogatory language and other expressions that could be taken out of context.

Communications related to your work on social media or other sites. These may be considered business records and subject to the Company’s Handling Information Appropriately Policy and other requirements.

RELATED POLICIES AND GUIDANCE

Handling Information Appropriately Policy

Social Media Guidelines

The Greater Good | We build trust in the Company	51

WATCH OUT FOR (CONTINUED)

Documents subject to a legal hold or similar preservation requirement. These records – whether in paper or electronic form – should not be destroyed, discarded, altered or hidden.

The Greater Good | We build trust in the Company	52

Q: I occasionally record sales figures early or expenses late. That's OK, isn't it? It's not like I'm making the numbers up.

A: Company policy and the law require us to record all transactions truthfully, accurately and in a timely way. Recording transactions in the wrong time period misrepresents our financial results.

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53

We communicate honestly and professionally with investors and the public.

We are committed to honest, professional and legal communications to investors and the public. We take care in all our communications, internal or external, formal or informal.

MAKE SURE YOU

Follow guidelines issued by Public Affairs concerning posting about the Company on external electronic forums and social media sites.

Do not speak to the media on issues involving the Company without prior authorization from your Media Relations department or Public Affairs.

Refer any inquiries from shareholders or financial analysts to Investor Relations.

Receive approval from your Media Relations department and your manager before making public speeches or writing articles for professional journals and other public communication when you are identified with the Company.

Get approval from your Internal Communications department before distributing any communication intended for a broad employee audience. Communications intended for cross-business distribution require approval from Internal Communications.

WATCH OUT FOR

Any suggestion you speak for the Company in your personal communications, including in emails, blogs, message boards and social media sites.

Temptations to use your Company title or affiliation outside your Company work – such as in charitable or community work – without making clear the use is for identification only and you are not representing the Company.

Conversations with reporters who ask you for information about the Company without first consulting with your business’s Media Relations department or Public Affairs.

RELATED POLICIES AND GUIDANCE

Handling Information Appropriately Policy

Social Media Guidelines

The Greater Good | We build trust in the Company	54

Q: A friend of mine says that I could get into trouble for posting things about the Company on my Facebook page. Only my "friends" see my posts, and I'm not posting anything related to financials, so I don't think it's an issue. Who's right?

A: Your friend is correct. Facebook is a public site, even if your personal page is not, and information which could affect public perceptions about the Company or the Company's reputation can be passed quickly and easily from your "friends" to other parties. You should exercise caution when posting to blogs or social media sites anything that concerns your employment with the Company.

Q: A reporter for the Financial Times contacted me and asked me to elaborate on the Company's position on a current piece of legislation. My manager and I had just talked about the new law earlier that morning, and I've got a pretty good handle on it. Can I answer the reporter's questions?

A: No. All requests from the media should be referred to your Media Relations department or Corporate Communications — even if you think you know what they will say.

The Greater Good | We build trust in the Company

55

We build trust by acting responsibly.

WE PROTECT THE COMMUNITIES WE CALL HOME

We are committed to sustainable development goals around affordable healthcare, human dignity, gender equality, energy security and access to reliable and sustainable energy supplies, inclusive economic growth and job creation, climate change mitigation and resilience to climate-related natural disasters and the promotion of public-private partnerships to achieve these goals.

MAKE SURE YOU

Abide by the Marsh & McLennan Client Engagement Principles.

Do your part to reduce your use of energy, minimize printing and the use of paper, and recycle whenever possible.

Speak Up with any suggested environmental or social actions or practices for our colleagues, clients and our communities.

WATCH OUT FOR

Business practices that pose an environmental hazard or unnecessarily use natural resources.

RELATED POLICIES AND GUIDANCE

Marsh & McLennan Client Engagement Principles

Sustainability at Marsh & McLennan

The Greater Good | We build trust with communities	57

We make an impact.

Our colleagues live in thousands of communities in more than 100 countries. We are committed to the communities we call home. We demonstrate our social impact through employee volunteering and partnerships with organizations whose programs and services help build resilient communities. In order to maximize the impact of our charitable efforts, and to make sure the money we spend advances the common good, the Company has processes for proposing and approving charitable contributions and individual fundraising.

MAKE SURE YOU

Follow the Company’s policies for making charitable contributions. Each contribution must be approved in advance pursuant to your business’s procedures.

Follow the Company’s fundraising guidelines when organizing a charitable organization’s fundraising event.

WATCH OUT FOR

Requests from clients to give to charitable causes. These requests must be approved according to Company processes, like all other charitable contributions. If a client asks you to contribute from your own funds, consult your manager or Legal and Compliance.

RELATED POLICIES AND GUIDANCE

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Global Fundraising Guidelines

Social Impact at Marsh & McLennan

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with communities	58

Q: A colleague who reports to me runs a small non-profit organization in addition to her responsibilities for the Company. I've noticed she often uses her office phone to make calls concerning her non-profit organization. Is that acceptable?

A: As a manager, you have a number of responsibilities in this situation. First, you should make sure your colleague has had her position with the non-profit approved in accordance with the Company's policy on Resolving Conflicts of Interest. Second, you should speak up if your colleague's outside responsibilities are interfering with her ability to fulfill her responsibilities to the Company. Third, you should remind your colleague to avoid any suggestion the Company endorses her non-profit. Finally, you should remind your colleague to keep her personal use – including her use for the non-profit – of the Company's phones or email to a minimum.

Q: I am running for a position on my local town council. I want to send out an email to some of my colleagues about a fundraising event that I am hosting over the weekend. Is this OK?

A: No. Although occasional use of email for personal purposes is generally permitted, using any Company property or resources, including email addresses, for political purposes, fundraising or other solicitation is prohibited.

The Greater Good | We build trust with communities

59

We engage appropriately in the political process.

As a responsible corporate citizen, Marsh & McLennan may engage in political activities. At all times, these activities will comply with local and national laws. In the US, the Company has a political action committee (Marsh & McLennan PAC), which may make contributions to US federal candidates, campaigns, political parties or political committees.

MAKE SURE YOU

Receive approval from the CEO of your business, in consultation with Public Affairs, before engaging in political activities on behalf of the Company.

Do not make any political contributions on behalf of the Company.

Ensure that your personal political views and activities are not viewed as those of the Company.

Do not use Company resources or facilities to support your personal political activities.

Understand the rules governing contributions to our Political Action Committee. The Company does not require contributions, and any coercion or pressure to contribute is prohibited.

WATCH OUT FOR

Interactions with government officials or regulators that could be seen as lobbying. Any lobbying activities must be discussed in advance with Government Relations.

RELATED POLICIES AND GUIDANCE

Giving and Receiving: Gifts, Entertainment and Contributions Policy

Global Fundraising Guidelines

Social Impact at Marsh & McLennan

Working with Third Party Providers, Governments and Vendors Policy

The Greater Good | We build trust with communities	60

We play by the rules.

We are a publicly traded U.S. corporation governed by an independent Board of Directors. We are committed to best practices in corporate governance. We have approval policies and procedures in place to protect the Company, our colleagues, our clients and our shareholders. It is each colleague’s responsibility to know our procedures and adhere to them.

MAKE SURE YOU

Know the approval procedures for your business and Marsh & McLennan and (timely) obtain all required approvals.

Consult with Legal and Compliance if you are unsure.

WATCH OUT FOR

Decision making that prioritizes short term results over good governance.

RELATED POLICIES AND GUIDANCE

Marsh & McLennan Approval Procedures

Marsh & McLennan Corporate Governance Guidelines

The Greater Good | We build trust with communities	61

Index

A
Accountability	V,5,7
Accounting	24, 51
Agents	7, 24, 28
Alcohol and Drugs	15
Antitrust	27
Audit	4,15

B
Bribes	28
Business Records	51

C
Cash Transactions	28, 37
Charitable Contributions	28, 56
Client Relationship	20, 29, 44
Communications	8, 48, 51–52
Communities	III, 56
Compensation	8, 20, 27–28, 31
Company Assets	48–49
Competition Laws	26–27
Competitor	7, 22, 26–28, 43
Confidential Information	16, 22, 47–48
Conflicts of Interest	8, 20, 27, 31, 38, 40, 42–43
Conflicts of Law	7
Copyrights	48

D
Disclosure	8,16, 20, 23, 31, 49
Discrimination	13
Diversity	12, 38

E
Entertainment	20, 24–25, 28–29, 38–39, 43–45, 51
Environment	38, 58
Equal Opportunity	12
Ethics & Compliance Line	III ,4–6, 9

F
Fair Competition	27
Family	28, 47
Financial Crimes	37
Funds	36–37, 48, 56

G
Gifts	20, 24–25, 28, 38, 39, 43–45
Government Clients	24–25
Government Official	28, 44, 61

H
Harassment	12–13
Health	15–16

I
Inside Information	47
Insider Trading	46
Integrity	III, V, 4, 6–7, 40
Intellectual Property	48
Investigations	4
Investor Communication	47, 52

The Greater Good | Index	63

L
Leaders Responsibilities	8
Licensing	20

M
Material Information	47
Media Relations	52–53
Money Laundering	34, 36–37

O
Outside Employment	43
Outside Activities	38, 43, 52, 57

P
Personal Benefit	31, 38–39, 47
Political Contributions	28, 61
Privacy	16–17
Protecting Employee Information	16, 48
Protecting Client Information	23, 48

R
Records Retention	16, 23, 48, 51
Regulations	4, 20, 24, 38
Raising a Concern	5, 8–9, 28
Reputation	III, 4, 6, 14, 20–21, 31, 35, 38, 53
Respect	V, 12, 16, 48
Retaliation	III, 5–6, 9

S
Safe Workplace	15
Securities	43, 47
Sexual Harassment	12
Social Media	51,53
Subcontractors	7, 24, 34, 38
Suppliers	7, 31, 34, 38–39, 51, 58

T
Trade Sanctions	34–35, 37
Trademarks	48
Transparency	20, 43
Travel	23–24, 28–29, 51

V
Values	III-V
Violence Prevention	14–15

W
Waivers	7

The Greater Good | Index	64

This Code is not an employment contract or a guarantee of future employment. It does not provide any additional rights to any employee or other person or entity. The Company may amend the Code at any time.

PERSONAL INVESTING

SUMMARY

All Mercer colleagues are subject to the Marsh & McLennan Companies (“MMC”) Code of Conduct – The Greater Good. The Greater Good sets out standards for colleagues dealing with potentially complex ethical decisions. It also provides basic information to colleagues regarding MMC’s procedures for reporting conflicts of interest and raising other issues of concern.

MMC has supplemented The Greater Good with specific restrictions on all colleagues who engage in personal investment activities. As described in the MMC Trading Securities Ethically policy, colleagues are subject to certain restrictions when trading MMC securities and are prohibited from, among other things, engaging in “insider trading” (i.e., trading securities when in possession of material non-public information about those securities or the companies that issue those securities).

In addition to The Greater Good and Trading Securities Ethically policy, certain Mercer colleagues are subject to restrictions and reporting obligations under federal securities laws applicable to investment advisers registered with the U.S. Securities and Exchange Commission (“SEC”). In addition to these policies, this Personal Investing policy is designed to enable Mercer Investments LLC (“Mercer”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Rule 204A-1”), which requires investment advisers, such as Mercer, to adopt a code of ethics that includes certain minimum standards of business conduct, as well as reporting of certain brokerage accounts, personal securities transactions and securities holdings. This policy also conforms to the requirements of Rule 17j- 1 under the Investment Company Act of 1940 (“Rule 17j-1”), which applies to Mercer when it serves as an investment adviser to SEC-registered investment companies. Lastly, this policy is designed to comply with federal securities laws which prohibit the trading of securities while in the possession of material non-public information about such securities and/or otherwise communicating such information.

SCOPE

This policy applies to all directors, officers and employees of Mercer, as well as outside consultants and temporary employees in certain circumstances described below.

POLICY STATEMENT

Mercer expects colleagues to adhere to the following principles related to personal investing:

●	Client interests come first. Colleagues must scrupulously avoid serving personal interests ahead of the interests of Mercer’s clients.

This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

●	Avoid taking advantage. Colleagues may not make personal investment decisions based on knowledge of a client’s holdings or transactions. The most common example of this is “front running,” or knowingly engaging in a personal transaction ahead of a client with the expectation that the client’s transaction will cause a favorable move in the market.

●	Avoid conflicts of interest. All personal investing, including personal securities transactions, should be conducted in such manner so as to avoid any actual or potential conflict of interest or any abuse of a colleague’s position of trust and responsibility.
●	Compliance with applicable law. Colleagues must comply with Rule 204A-1, Rule 17j-1 and other federal securities laws that govern Mercer’s business.
●	Strict prohibition on insider trading (i.e. trading while in possession of material nonpublic information).
●	In connection with personal investing, it is unlawful for colleagues:
─	To employ any device, scheme or artifice to defraud a client;
─	To make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
─	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or
─	To engage in any manipulative practice with respect to a client.

Mercer has many important assets, perhaps the most valuable of which is its established and unquestioned reputation for integrity. An important element of Mercer’s commitment to integrity is its philosophy of always putting Mercer’s clients’ interests ahead of its own. This requires that colleagues manage or avoid actual, perceived or potential conflict of interest with a client. It also requires that colleagues use the knowledge and/or opportunities gained at Mercer in a manner that is consistent with Mercer’s fiduciary duty to its clients. This policy is designed to provide a framework for colleagues to conduct personal investment activities in a manner that is consistent with placing the interest of Mercer’s clients first.

COLLEAGUE RESPONSIBILITIES

WHICH COLLEAGUES ARE COVERED BY THIS POLICY?

This policy governs personal investment activities of all Mercer “supervised persons,” which includes directors and officers of Mercer (or other persons occupying a similar status or performing similar functions); employees of Mercer; outside consultants and temporary employees; and any other person who provides advice on behalf of Mercer and is subject to Mercer’s supervision and control.

Certain restrictions and reporting obligations described below apply only to Mercer colleagues who have been designated as “access persons” by Mercer’s compliance department. The following colleagues are considered “access persons” for purposes of this policy:

●	Any supervised person: (A) who has access to non-public information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any investment fund managed by Mercer; or (B) who is involved in making securities recommendations to clients or investment funds, or who has access to such recommendations that are nonpublic; and

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

●	Outside consultants and other temporary colleagues hired for a period of 30 days or more and other Mercer colleagues who have access to non-public information regarding the investment advice provided to clients or investment funds, or who are involved in making securities recommendations for clients or investment funds, or have access to such recommendations that are non-public.

Upon the determination that a colleague must comply with this policy, Legal & Compliance (“L&C”) will provide the colleague with a copy of this policy and inform them of their reporting obligations.

WHAT DO COLLEAGUES NEED TO DO?

All colleagues who are supervised persons are required to certify that they have read and understand this policy, including amendments thereto, and recognize that they are subject to its provisions. This certification is due within 10 calendar days of becoming a supervised person. In addition, colleagues must certify annually that they have read and understand this policy and that they have complied with its requirements during the prior year, including disclosing all transactions, holdings and/or accounts that they were required to disclose. Colleagues who are access persons must comply with the Personal Investing Reporting Requirements described below.

PROHIBITION ON INSIDER TRADING

No Mercer colleague may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Mercer), while in the possession of material, nonpublic information, nor may any Mercer colleague communicate material, nonpublic information to others except as permitted by law.

1.	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

Material nonpublic information relates not only to issuers of securities but also to Mercer's securities recommendations and client securities holdings and transactions.

2.	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, news wire releases, widely available broadcasts on television or radio, publication in widely available newspapers or news websites or other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely. You must notify L&C immediately if you have any questions regarding whether information should be considered non-public.

3.	Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by Mercer (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

●	Report the information and proposed trade immediately to L&C.
●	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by Mercer.
●	Do not communicate the information inside or outside Mercer, other than to L&C.

4.	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Mercer or other person subject to this policy becomes aware of material, nonpublic information. To protect yourself, your clients and Mercer, you should contact L&C immediately if you believe that you may have received material, nonpublic information.

5.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary movement in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

While it is unlikely colleagues would obtain such information given Mercer’s business, Supervised persons of Mercer and others subject to this policy should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

PERSONAL INVESTING – REPORTING REQUIREMENTS

All colleagues designated as access persons must disclose to L&C:

●	All reportable accounts and all reportable securities, as defined below. These holding reports are due within 10 calendar days of becoming a Mercer access person and annually thereafter. The information that is reported must be current as of a date no more than 45 calendar days prior to the date of the report.
●	On a quarterly basis, all transactions in reportable securities and any new reportable accounts. This report is due within 30 days after the end of each calendar quarter.

WHAT SECURITIES AND ACCOUNTS ARE REPORTABLE?

Only securities and accounts in which the colleague has beneficial ownership are reportable. “Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder, including but not limited to, securities or accounts owned by a colleague as well as those owned by any member of a colleague’s immediate family that share the colleague’s household. If a colleague is unclear about whether he or she has beneficial ownership over an account or a security for purposes of this policy, he or she should consult with L&C.

“Reportable securities” are securities that are beneficially owned by an access person, including stocks, bonds, and other instruments that might not ordinarily be thought of as securities, such as:

●	Exchange-traded funds;
●	Any form of limited partnerships;
●	Private investment funds, hedge funds and investment clubs (these require pre-approval prior to acquiring interests therein);
●	Foreign unit trusts;
●	Options on securities;
●	Closed-end funds; and
●	Open-end mutual funds that are managed or advised by Mercer.

The following securities are NOT reportable securities:

●	Direct obligations of the United States government (note that securities issued by agencies or instrumentalities of the U.S. government are reportable);

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

●	Bankers’ acceptances;

●	Bank certificates of deposit;
●	Commercial paper;
●	High quality short-term debt instruments, including repurchase agreements;
●	Shares of open-end mutual funds that are not managed or advised by Mercer; and
●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds that are not managed or advised by Mercer.

“Reportable accounts” include all accounts in which any reportable securities can be held even if no reportable securities are currently held in that account. They include:

●	Accounts held at a broker-dealer, bank, transfer agent, investment adviser or other financial services firm.
●	IRAs, certain HSA accounts, and 401(k) accounts held at MMC or another employer.
●	Brokerage accounts established by MMC on behalf of a colleague for purposes of holding MMC equity received in connection with a bonus deferral, long-term-incentive award, or other incentive program; and
●	Any account in which the colleague has a beneficial interest.

Please note that 529 plans are not considered reportable accounts.

Any questions about which accounts and securities are reportable should be directed to L&C.

HOW DO COLLEAGUES REPORT?

The reporting of accounts and securities must occur through Mercer’s Schwab CT system, including certifications, initial holdings reports and quarterly transaction reports.

Holdings reports must include, at a minimum, the title and type of security, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security, the name of any broker, dealer or bank and the date the report is submitted.

To satisfy the initial and annual holdings reports, colleague may provide duplicate copies of their account statements provided it includes all required reporting information. Such statement must include information that is current as of a date no more than 45 calendar days prior to the date of the report.

Quarterly transaction reports must include, at a minimum, the date of the transaction, the title, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each reportable security; the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition); the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and the date the access person submits the report. Quarterly reports are due within 30 days after the end of each calendar quarter for all reportable accounts.

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

To satisfy the quarterly transaction reporting requirement, colleagues must direct their brokers to provide duplicate copies of confirmations of transactions in reportable securities and duplicate copies of all periodic statements related to their account(s) to Mercer. Such instructions must be made promptly (within 10 days) upon becoming an access person and as new accounts are established. Upon request, L&C will facilitate the process for obtaining duplicate confirmations and statements.

Colleagues that are unable to arrange for duplicate confirmations and account statements to be sent to Mercer in a timely manner, must immediately notify L&C and request an exemption from the requirement to provide confirmations and periodic account statements. If L&C grants the request, the colleague must submit a quarterly report on the form provided by L&C. Colleagues must report any securities transactions that are not reported on a brokerage or other account statement using the form provided by L&C.

Initial and annual holdings reports and quarterly transactions reports are not required for accounts over which a colleague has no direct or indirect influence or control. A colleague’s direct or indirect influence or control over an account is a facts and circumstances evaluation. For instance, accounts that are managed on a discretionary basis by a third party discretionary manager would not, by itself, establish a basis that such colleague has no direct or indirect influence or control over the account. Accounts that are set up as discretionary or where a trustee has management authority over the account require reporting if the colleague is able to:

●	Suggest purchases or sales of investments to the trustee or third-party discretionary manager;
●	Direct purchases or sales of investments; or
●	Consult with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account.

Colleagues must consult L&C to evaluate whether a colleague may have direct or indirect influence or control. If an exemption from reporting is granted, Colleagues may be required to complete initial and periodic certifications related to the exemption. Further, L&C may impose special reporting requirements related to such exempted accounts. It is important to note that where a colleague has demonstrated they have no direct or indirect influence or control over an account and are exempted from the holdings and quarterly transaction reports with respect to such account, such accounts must nevertheless be reported in Schwab CT; it is important for Mercer and L&C to be informed of these accounts for purposes of monitoring compliance with this policy and federal securities regulations.

PRE-APPROVAL OF CERTAIN TRANSACTIONS

Colleagues must obtain prior written approval from L&C before acquiring direct or indirect beneficial ownership (through purchase or otherwise) of (i) a security in an initial public offering, or (ii) a security in a limited offering (generally meaning a private placement, such as a hedge fund or private equity fund). To initiate pre-approval, colleagues must provide to L&C full details of the proposed transaction and include a written certification that the investment opportunity did not arise by virtue of the colleague’s activities on behalf of the client. If the transaction is approved, it will be subject to continuous monitoring for possible future conflicts.

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

Colleagues may be subject to additional policies and procedures through other regulated MMC companies. For instance, those colleagues that hold securities licenses through a broker dealer are subject to the broker dealer’s policies and procedures. Such policies and procedures may have separate and distinct requirements that should be reviewed prior to engaging in personal investing activities.

RESTRICTED TRADING PERIODS

To help avoid even the appearance that colleagues might be trading on the basis of nonpublic information, Mercer may impose periodic trading prohibitions on specified colleagues such as through the adoption of a restricted list or pre-clearance list. For example, Mercer may impose trading prohibitions on investment management colleagues for specified periods before and after a client or manager transition. L&C will notify affected colleagues of any such situational restricted trading periods.

POLICY COMPLIANCE

L&C will review on a regular basis the reports filed pursuant to this policy. In this regard, L&C will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in this policy.

In addition, colleagues must report violations of this policy to L&C immediately. Colleagues must recognize that this policy is a condition of employment with Mercer. Violations will be addressed by senior management. Since many provisions of this policy also reflect provisions of the U.S. securities laws, colleagues should be aware that violations could also lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines, penalties, or imprisonment.

If it is determined that a colleague has violated this policy, L&C will report the violation to senior management. Senior management, in consultation with L&C, will determine the appropriate sanctions. Sanctions may range from a verbal or written reprimand to suspension or termination of employment. They may also include fines and the disgorgement of profits or other benefit realized.

POLICY RECORDS

L&C shall maintain and cause to be maintained in a readily accessible place the following records:

●	A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;
●	A record of any violation of Mercer's code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.

COMPLIANCE POLICY: PERSONAL INVESTING MARCH 29, 2019

●	A record of all written acknowledgements of receipt of the code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Mercer;
●	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;
●	A list of all persons who are, or within the preceding five years have been, access persons;
●	A record of any decision and reasons supporting such decision to approve a supervised person's acquisition of securities in any IPOs or limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

POLICY REVIEW AND APPROVAL

L&C shall periodically review the Policy and related policies and update as necessary.

RESOURCES

Please contact your L&C representative if you have questions. ■

INTERNAL USE ONLY This policy supersedes and replaces any previous Mercer policies on this subject. Mercer reserves the right to modify, suspend or terminate this policy at any time.